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                                                                     EXHIBIT 5.1

                                  April 7, 2005

The Detroit Edison Company
2000 2nd Avenue
Detroit, Michigan 48226

Ladies and Gentlemen:

      I am Vice President and General Counsel of The Detroit Edison Company, a Michigan corporation (the "Company"). I refer to the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register $200,000,000 aggregate principal amount of 4.80% 2005 Series AR Senior Notes due 2015 (the "4.80% Exchange Notes") and $200,000,000 aggregate principal amount of 5.45% 2005 Series BR Senior Notes due 2035 (the "5.45% Exchange Notes" and, together with the 4.80% Exchange Notes, the "Exchange Notes"). The 4.80% Exchange Notes are to be issued in exchange for an equal aggregate principal amount of 4.80% 2005 Series A Senior Notes due 2015 (the "4.80% Outstanding Notes"), and the 5.45% Exchange Notes are to be issued in exchange for an equal aggregate principal amount of 5.45% 2005 Series B Senior Notes due 2035 (the "5.45% Outstanding Notes" and, together with the 4.80% Outstanding Notes, the "Outstanding Notes")(the "Exchange Offer"). Each series of Outstanding Notes was issued on February 7, 2005 consistent with the provisions of Rule 144A.

      The Exchange Notes will be issued pursuant to the terms of a Collateral Trust Indenture, dated as of June 30, 1993, as amended and supplemented (the "Indenture"), between the Company and J.P. Morgan Trust Company, National Association, as successor trustee (the "Trustee"). The terms of the Exchange Offer are described in the Registration Statement filed by the Company with the Commission.

      In rendering this opinion, I , in conjunction with the members of the Legal Department of the Company, have examined such certificates, instruments and documents (collectively, "Documents") and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, I have assumed without independent verification, that
(i) all signatures are genuine, except those of officers of the Company, (ii) all Documents submitted to me as originals are authentic, and (iii) all Documents submitted to me as copies conform to the originals of such Documents. My review has been limited to examining the Documents and applicable law.

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      Based on the foregoing examination and review, it is my opinion that:

      1. The Company is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Michigan.

      2. When issued in accordance with the terms and provisions of the Exchange Offer and that certain Registration Rights Agreement dated February 7, 2005, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture, except as enforceability thereof may be limited or affected by bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors' rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity.

      I am qualified to practice law in the State of Michigan, and in rendering this opinion, my examination of matters of law has been limited to, and I express no opinion as to the application of the blue sky laws or laws of any jurisdictions other than, the laws of the State of Michigan and the federal laws of the United States. In giving this opinion, I have relied, with your consent, as to matters of New York law upon the opinion of Hunton & Williams LLP. Hunton & Williams LLP may rely on this opinion as to matters of Michigan law in rendering its opinion of even date herewith.

      I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to me under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by
Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. I do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to my attention.

                                        Very truly yours,

                                        /s/ Thomas A. Hughes
                                        Vice President and General Counsel